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Press Release                     Source: Northeast Pennsylvania Financial Corp.

Northeast Pennsylvania Financial Corp. Announces Restatement of Prior Period Earnings and Provides Guidance on Third Quarter 2003 Earnings

Monday July 21, 12:05 pm ET

HAZLETON, Pa.--(BUSINESS WIRE)--July 21, 2003--Northeast Pennsylvania Financial Corp. (the "Company") (NASDAQ: NEPF - News), the holding company for First Federal Bank (the "Bank"), announced it will be restating its prior period earnings for the fiscal years from 1998 through 2002 and for the December 2002 and March 2003 quarters to reflect the correction of errors in the accounting for the indirect auto loan portfolio. The company estimates that the restatements will reduce the company's capital as of March 31, 2003 and aggregate net earnings from these prior periods by approximately $3 million. E. Lee Beard, President and CEO, noted that the recently identified errors resulted primarily from a computer program coding error that impacted the calculation of interest income earned on its indirect auto loans.

The June 2003 quarter earnings guidance discussed below reflects the proper interest earnings rate for these loans. The company is working to complete the quantification of the errors and to submit an amended form 10-K for the fiscal year ended September 2002 and amended forms 10-Q for the December 2002 and March 2003 quarters. Until such amendments are filed, the company's previously filed periodic annual and quarterly reports, including financial statements and auditors' reports thereon, should not be relied upon.

This restatement has no impact on NEPF or First Federal's cash flow and the Bank is well capitalized under regulatory capital requirements. The accounting errors do not impact any loan customer. The Bank's deposits continue to be insured by the FDIC. Management affirmed that the accounting errors that led to the restatement were unintentional. Management believes that no other similar system errors have occurred which have not been detected by the company's system of internal controls. Staffing, system and procedural changes have been and continue to be made to ensure such errors do not occur in the future.

Guidance on June 2003 Quarter Earnings:

The company also announced it expects to report later this week a net loss of approximately ($1 million) for the three months ended June 30, 2003 and net income of approximately $700,000 for the fiscal year to date. These earnings include the impact of an impairment loss recognized during the quarter of $1.5 million for its investment in BuildersFirst Holdings, Inc. No tax benefit has been recognized for the current impairment loss. NEPF purchased $2 million of convertible preferred stock in BuildersFirst, headquartered in Greenville, S.C., in fiscal 2000. Pre-tax losses of $500,000 had been recognized by NEPF previously. The small builder, multi-state lending program of BuildersFirst continues to operate, however, efforts to raise additional equity capital have proven unsuccessful. The BuildersFirst contract with an investment banker seeking to raise additional capital expired during the June quarter. First Federal's loans originated through the BuildersFirst program have been repaid with no losses. The Bank is no longer a lender for this program.


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Northeast Pennsylvania Financial Corp. is the holding company of First Federal
Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and Northeast Pennsylvania Trust Co. The Company, through its subsidiaries, serves Northeastern and Central Pennsylvania through its sixteen full service community office locations, three financial centers and a loan production office.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.
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CONTACT:

     Northeast Pennsylvania Financial Corp.
     E. Lee Beard, 570-459-3706
     Fax: 570-459-3734


Source: Northeast Pennsylvania Financial Corp.